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               SECURITIES AND EXCHANGE COMMISSION

                    WASHINGTON, D. C.  20549

                           FORM 11-K

[X]        ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

For the fiscal year ended December 31, 1993

                                   OR

[ ]        TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934 {NO FEE REQUIRED]

For the transition period from         to        .

Commission file number:    1-9047

A.    Full title of the Plan:

        The Rockland Trust Company Employee Savings and Profit Sharing Plan and Trust

B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

        Independent Bank Corp.
        288 Union Street
        Rockland, Massachusetts   02370




                       As filed on July 24, 1995

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Item 1.    Financial Statements and Exhibits.

      (a)  Financial statements (filed in Exhibit 1 hereto):

                 Report of independent Public Accountants

                 Statements as to Net Assets Available for Plan
                 Benefits as of December 31, 1993 and 1992

                 Statement of Changes in Net Assets Available for Plan Benefits for the year ended December 31, 1993

                 Notes to Financial Statements

    (b)    Exhibits:

        1.       Financial statements required by Item 1(a)

        2.       Consent of independent auditors


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                          SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the administrators have duly caused this annual report to be signed by the undersigned thereunto duly authorized.


                                    ROCKLAND TRUST COMPANY
                                    EMPLOYEE SAVINGS AND PROFIT
                                    SHARING PLAN AND TRUST


July 24, 1995                       By:_______________________
                                       S. Lee Miller
                                       Administrator


July 24, 1995                       By:_______________________
                                       Richard J. Seaman
                                       Administrator


July 24, 1995                       By:_______________________
                                       Raymond G. Fuerschbach
                                       Administrator